Exhibit 99.1

Ignyta Announces Interim Data from

Phase 1 Clinical Trial of

Investigational Precision Medicine RXDX-105 at ASCO 2016

June 5, 2016 9:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced that interim results from the Phase 1 clinical trial of RXDX-105, the company’s orally available, small molecule multikinase inhibitor with potent activity against such targets as RET and BRAF, were presented at the 2016 Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago (Abstract 2574). RXDX-105 is Ignyta’s second clinical stage compound after entrectinib, the furthest advanced inhibitor for solid tumors with NTRK (neurotrophin receptor kinase), ROS1, or ALK gene rearrangements.

“We continue to be encouraged by the safety and preliminary antitumor activity data from our Phase 1 clinical trial of RXDX-105,” said Pratik Multani, M.D., Chief Medical Officer of Ignyta. “Given the performance of RXDX-105 thus far, we look forward to the results from the Phase 1b portion of the study, in which we are further evaluating this investigational agent and its activity in targeted patient populations with relevant molecular alterations, as well as in patients with unselected lung cancer.”

The Phase 1 dose escalation portion of the clinical trial was designed to determine the maximum tolerated dose (MTD) and/or recommended Phase 2 dose (RP2D), as well as preliminary anti-cancer activity, of single agent RXDX-105 in patients with advanced or metastatic solid tumors.

As of the May 3, 2016, data cut-off, the findings showed:

•	A total of 55 patients with a range of solid tumors were dosed with RXDX-105 in the clinical trial;

•	RXDX-105 was well tolerated:

•	The most frequent treatment-emergent adverse events were fatigue, nausea, rash, vomiting, diarrhea, decreased appetite, constipation, anemia, muscle spasms, and abdominal pain;

•	Four Grade 3 dose-limiting toxicities (DLTs) were observed: maculopapular rash, fatigue, diarrhea and hyperbilirubinemia, each of which resolved upon study drug interruption; and

•	Three serious adverse events (SAEs) were considered treatment-related: Grade 2 headache, Grade 3 hyperbilirubinemia and Grade 3 drug reaction with eosinophilia and systemic symptoms (DRESS syndrome). No Grade 4 or Grade 5 treatment-related adverse events were observed;

•	An MTD based on DLTs was not reached; based upon overall safety and exposure during Phase 1, the RP2D was determined to be 350 mg, once daily in the fed state, and is being further evaluated in the Phase 1b portion of the study;

•	Pharmacokinetic measurements showed increased exposure with increasing dose, with a half-life compatible with once-daily dosing. Dosing in the fed state appears to increase exposure over dosing in the non-fed state;

•	Exposures reached levels expected to be efficacious based on tumor growth inhibition in animal models of RET- and BRAF-driven tumors; and

•	Twenty patients were dosed at or above the clinically relevant dose of 275 mg in the fed state, 11 of whom had an actionable RET or BRAF alteration. Tumor regression of greater than 20% was observed in four of the 20 patients, including:

•	an unconfirmed partial response (38% reduction) in a patient with medullary thyroid cancer with a RET M918T mutation;

•	a 28% reduction in target lesions in a patient with non-small cell lung cancer (NSCLC) with a BRAF D594G mutation;

•	a 26% reduction in target lesions in a patient with ovarian cancer with a BRAF V600E mutation; and

•	finally, as previously reported at the ENA Conference 2015 (Wang, 2015), a confirmed partial response (40% reduction) in a patient with NSCLC with a KRAS G12C mutation, who continues on treatment after 10 cycles.

In addition to RXDX-105, Ignyta is developing a pipeline of first-in-class and best-in-class molecularly targeted therapies to fight cancer – with the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations. Ignyta recently presented combined data from two Phase 1 clinical trials of its lead product candidate entrectinib that indicated the drug showed signs of clinical activity in patients who had several different types of cancer with NTRK1/2/3, ROS1 or ALK gene alterations and had not previously been treated with a Trk-, ROS1-, or ALK-directed targeted therapy. Entrectinib is the most potent Trk inhibitor in the clinic and the only Trk inhibitor with clinically demonstrated activity against primary and metastatic tumors in the central nervous system (CNS), a frequent site of progression of advanced solid tumors.

“We are excited to continue testing the potential for our molecularly targeted therapies, like entrectinib and RXDX-105, to shrink tumors and eradicate residual disease in selected patient populations,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We remain committed to serving those patients who have the highest unmet need and may otherwise not have effective treatment options.”

On Monday, June 6, 2016, Ignyta will file a Form-8-K with the U.S. Securities and Exchange Commission (SEC) containing the materials presented at the ASCO Annual Meeting. The company’s SEC filings can be found on the company’s website at www.ignyta.com and on the SEC’s website at www.sec.gov.

About Ignyta, Inc.

At Ignyta, we fight cancer – a formidable opponent that manifests as thousands of different molecularly defined diseases and takes away millions of lives globally, every year. In this fight, our vision is not just to shrink tumors but to eradicate residual disease – the source of cancer relapse and recurrence – in precisely defined patient populations by 2030. We will work tirelessly to achieve this vision by pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. Our Rx efforts are focused on discovering, in-licensing or acquiring, then developing and commercializing, molecularly targeted therapies that, sequentially or in combination, are foundational for eradicating residual disease. Our Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, at the molecular level, the patients who are most likely to benefit from the therapies we develop. We believe that only through this integrated Rx/Dx approach can we succeed in this fight.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the results of the Phase 1 clinical study of RXDX-105 and the development of Ignyta’s product candidates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of RXDX-105 or other product candidates, or any future clinical trials of RXDX-105 or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

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